                                                                    EXHIBIT 99.1

                             SHAREHOLDER AGREEMENT

     This SHAREHOLDER AGREEMENT ("Agreement") is made as of May   , 1995, by and
between ELDORADO BANCORP, a California corporation ("Eldorado") and the other persons executing the last page of this Agreement, who are shareholders of Mariners Bancorp (the "Shareholders"). All terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as that term is defined below).

     A. Eldorado and Mariners, a California corporation ("Mariners"), are planning to enter into an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"), to be dated as of the date hereof. The Merger Agreement provides for a statutory merger (the "Merger") pursuant to which Mariners will be merged with and into Eldorado Bank, which is a wholly-owned subsidiary of Eldorado, the separate existence of Mariners will terminate and the shareholders of Mariners will receive, in exchange for their shares of Mariners Common Stock, a combination of shares of common stock of Eldorado and cash, all as more fully set forth in the Merger Agreement.

     B. In order to induce Eldorado and Eldorado Bank ("EB") to enter into the Merger Agreement, and as consideration therefor, the Shareholders, solely in their capacity as shareholders, desires to take certain actions and to refrain from taking other actions in connection with the Merger.

     NOW, THEREFORE, in consideration of these premises and of the representations, warranties, covenants, and agreements contained in this Agreement and in the Merger Agreement, the parties agree as follows:

     1. Agreements of the Shareholders.

          1.1 Agreement to Vote. At any meeting of shareholders of Mariners to be held to vote on approval of, or in connection with any solicitation of Mariners shareholders for written consents to, the Merger or any of the transactions contemplated thereby, the Shareholders agree, jointly and severally, that they will vote or cause to be voted (or, in the case of a solicitation of written consents, to give their written consents with respect to) all shares of common stock of Mariners ("Mariners Stock") that the Shareholders own, either individually or jointly, or hereafter acquire, or over which either or both of the Shareholders exercise or hereafter acquire the right to exercise voting power (the "Shareholders' Mariners Stock"), in favor of and to approve the Merger, on the terms provided in the Merger Agreement, the consummation of the transactions contemplated thereby and any other matters provided in the Merger Agreement that require the approval of the shareholders of Mariners.

          1.2 Restrictions on Dispositions. The Shareholders agree that until the earliest of (i) the adjournment of the meeting of shareholders called to vote on approval of the Merger, (ii) the termination of the Merger Agreement in accordance with the terms thereof and prior to and without the consummation of the Merger, or (iii) March 31, 1996, the Shareholders shall not sell, assign or otherwise dispose of any shares of the Shareholders' Mariners Stock (except pursuant to the Merger or as provided below) or relinquish, assign or otherwise transfer any of their rights to vote, or grant consents with respect to, such shares of Shareholder's Mariners Stock, or enter into any agreement to do any of the foregoing other than with Eldorado or an affiliate of Eldorado or with the prior written consent of Eldorado, unless (i) notwithstanding the sale of other transfer or disposition of any such shares, the Shareholders shall have retained full voting power with respect to such shares, including the sole right to vote and grant consents with respect to such shares in accordance with Subsection 1.1 hereof, or (ii) the person to whom such shares shall have been sold, assigned or otherwise transferred or disposed of shall have agreed, in writing, to be bound by the provisions of this Agreement, or
     (iii) the transfer is involuntary, such as a transfer on death or by one of the Shareholders to the other Shareholder; and except that the Shareholders may grant a written proxy to vote any or all of such shares to a proxyholder under irrevocable instructions requiring such proxyholder to vote all of such shares at any meeting held or pursuant to any written consent solicited to vote on approval of the Merger and the transactions contemplated thereby in accordance with the requirements of Subsection 1.1 hereof.

          1.3 Cooperation. At all times during which the Shareholders' agreements contained in Subsections 1.1 or 1.2 above are in effect, the Shareholders agree not to directly or indirectly solicit or initiate any inquiries, proposals or offers from any person or entity (other than from Eldorado or any affiliate of Eldorado) relating to, any proposal or transaction for disposition of the business or assets of Mariners or any of its Subsidiaries, the acquisition or sale of securities of Mariners or any Subsidiary of Mariners, or any other transaction or proposal that comes within the definition of "Acquisition Transaction" or the definition of "Acquisition Proposal" as such terms are defined in the Merger Agreement. The Shareholders shall recommend to other shareholders of Mariners that they vote in favor of and to approve the Merger, on the terms provided in the Merger Agreement, the consummation of the transactions contemplated thereby and any other matters provided in the Merger Agreement that require the approval of the shareholders of Mariners, and the Shareholders shall not revoke such recommendation.

     2. Representations and Warranties of the Shareholders.

     Each of the Shareholders represents and warrants to Eldorado as follows:

          2.1 Capacity. Such Shareholder has the requisite capacity and authority to enter into and perform such Shareholder's obligations under this Agreement.

          2.2 Binding Agreement. This Agreement constitutes the valid and legally binding obligation of such Shareholder which is enforceable against such Shareholder in accordance with its terms and shall be binding on his or her heirs, representatives, executors and successors and assigns and shall inure to Eldorado and its successors and assigns.

          2.3 Noncontravention. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of the Shareholder's obligations under this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement will not in any material respect violate or conflict with, nor shall such execution and delivery or performance constitute a material default under, any agreement, instrument, contract or other obligation, or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder or any of his or her shares of Mariners Stock is bound or subject, or any statute, rule or regulation to which such Shareholder or any of the Shareholder's property, including his or her shares of Mariners Stock, is subject. Attached hereto are copies of any voting trust or other agreements governing the transferability or other disposition, or the voting, of any of the shares of the Shareholders' Mariners Stock.

          2.4 Ownership of and Voting Power of Shares. Schedule A to this Agreement correctly set forth (i) the number of shares of Mariners Stock owned by the Shareholders with respect to which the Shareholders, either individually or jointly, have sole voting and dispositive power, (ii) the number of shares of Mariners Stock, if any, owned by others over which either of the Shareholders holds the full power to vote. Schedule A also sets the number of shares of Mariners Stock, if any, that is owned by either or both of the Shareholders but as to which voting power is held by or shared with any third person or entity and the identity of such person and shares of Mariners Stock held by either Shareholder in a representative or fiduciary capacity (that is, for example, as a trustee, executor, or corporate officer or agent or as a partner of a partnership that is the beneficial owner of the shares).

     3. Enforcement.

          3.1 Damages Inadequate; Specific Performance. In the event of a threatened or actual breach of this Agreement by either of the Shareholders, it is agreed that damages would not be an adequate remedy to compensate Eldorado. Accordingly, each party agrees that each Shareholder's obligations will be enforceable by court order requiring specific performance without proof of damages or posting of any bond. In the event of a threatened or actual breach of this Agreement by the Shareholder, Eldorado will be entitled to a temporary restraining order and to temporary and permanent injunctive relief to prevent or terminate such threatened or actual breach, provided that nothing in this Agreement shall be construed to limit the damages otherwise recoverable by Eldorado in any such event.

          3.2 Notice to Third Parties.  Within      days of the date hereof, the
     Shareholders shall cause to be delivered to Mariners all stock certificates evidencing the Shareholders' shares of Mariners Stock and Mariners shall cause the following legend to be endorsed thereon:

        "THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDER
        AGREEMENT DATED MAY   , 1995, BETWEEN THE HOLDER(S) HEREOF AND ELDORADO
        BANCORP WHICH RESTRICTS IN CERTAIN RESPECTS THE VOTING OF SUCH SHARES AND SALES, TRANSFERS OR OTHER DISPOSITIONS OF SUCH SHARES IN THE ABSENCE OF AN AGREEMENT, IN WRITING, BY THE TRANSFEREE TO COMPLY WITH SUCH SHAREHOLDER AGREEMENT."

     In addition, after notice to the Shareholders, Eldorado will have the right to inform any person or entity that Eldorado reasonably believes to be, or to be contemplating, participating with either Shareholder (or receiving assistance from either Shareholder) in violation of this Agreement, that any participation with either Shareholder in activities in violation of this Agreement may give rise to claims by Eldorado against such entity or person.

     4. Miscellaneous.

          4.1 Expenses. Each party will pay that party's costs and expenses, including attorneys and accounting fees, in connection with this Agreement and the transactions contemplated by this Agreement.

          4.2 Notices. All notices and other communications hereunder shall be in writing and, if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation of the person to whom such telecopy is addressed), shall be deemed to have been given on the date actually delivered or three days following the date mailed, as the case may be, to the parties at the following addresses: If to Eldorado:

              Eldorado Bancorp
               c/o Eldorado Bank Administration
               19100 Von Karman Avenue, Suite 550
               Irvine, California 92713
               Attention: Chief Executive Officer

          If to the Shareholders:

               To their address as maintained on the books and records of Mariners;

     or to such other address as a party may have furnished to the other in writing in accordance with this paragraph, except that notices of change of address shall only be effective upon receipt.

          4.3 Assignment; Third Party Beneficiaries. This Agreement is not assignable by any party hereto, except with the prior consent of the other parties. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties, except for EB, which is an intended third party beneficiary of the agreements and representations and warranties of the Shareholders contained in this Agreement. As used in this Agreement, the term party or parties shall refer only to Eldorado and the Shareholders.

          4.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. An executed counterpart received by telecopy shall have the same effect as an originally-executed counterpart.

          4.5 Governing Law. This Agreement will be governed by California law, without regard to any applicable principles of conflicts of law.

          4.6 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

          4.7 Waiver and Modification. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of any such term, provision or condition. This Agreement may be modified or amended only by an instrument signed by the parties.

          4.8 Attorney Fees. If any party brings an action or suit, at law or in equity, against any other party by reason of such party's breach of any covenant, representation, warranty or other provision of this Agreement, the prevailing party in whose favor final judgment is entered shall be entitled to recover from the losing party all reasonable costs and expenses incurred by the prevailing party in connection with such suit or action, including legal fees and court costs (whether or not taxable as such).

          4.9 Entire Agreement. This Agreement embodies the entire understanding of the parties with respect to its subject matter, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement, unless expressly referred to in this Agreement.

          4.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under applicable law. However, if any provision shall be invalid or unenforceable, it shall be construed and limited to effectuate its purpose to the maximum legally permissible extent. If it cannot be so construed so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the maximum extent possible to carry out its terms without such invalid or unenforceable provision or portion.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SHAREHOLDERS:                                    ELDORADO BANCORP

- --------------------------------------------
                                                 Its: -------------------------------------

- --------------------------------------------

                                                 MARINERS BANCORP*

                                                 By:
                                                 --------------------------------------------
                                                 Its:
                                                 --------------------------------------------
                                                 * Mariners is executing this Agreement only
                                                  with respect to Section 3.2 of this
                                                  Agreement.

                                   SCHEDULE A

Names of Shareholders:
- ------------------------

                                                        ------------------------

     Number of Shares of Mariners Stock:

        (1)  which are owned by Shareholders and as to which
             they have the sole right to exercise voting power:           ---------------------

        (2)  which are NOT owned by either Shareholder, but as
             to which either of them has the sole right to
             exercise voting power:                                       ---------------------

        (3)  which are owned by Shareholders, but as to which
             another Person has the right to exercise voting
             power                                                        ---------------------

        (4)  as to which the voting power is shared with another
             Person                                                       ---------------------

Identities of Persons who hold or share voting power with respect to any shares of Mariners Stock that are owned by Shareholder:

                     NAME                                      NUMBER OF SHARES
  -------------------------------------------     -------------------------------------------


List of Agreements to which any of the Shareholder's shares of Mariners Stock are subject or bound, true and correct copies of which are attached: